ANNEX II TO SECOND AMENDMENT TO THE SECOND
                   AMENDMENT AND RESTATEMENT OF AGREEMENT OF
                       LIMITED PARTNERSHIP OF THE TAUBMAN
                        REALTY GROUP LIMITED PARTNERSHIP

     Designation, Distribution, Redemption, Exchange, and Consent Provisions with Respect to the 9% Series D Cumulative Redeemable Preferred Equity

     THIS ANNEX II (this "Annex II") TO THE SECOND AMENDMENT (the "Second Amendment") TO THE SECOND AMENDMENT AND RESTATEMENT OF AGREEMENT OF LIMITED PARTNERSHIP OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP (as amended through the date hereof, the "Partnership Agreement"), entered into effective November 24, 1999, serves as a further amendment to the Partnership Agreement entered into pursuant to Section 4.1(c) of the Partnership Agreement, and is made by, between, and among TAUBMAN CENTERS, INC., a Michigan corporation ("TCO"), TG PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership ("TG"), and TAUB-CO MANAGEMENT, INC., a Michigan corporation ("Taub-Co"), who, as the Appointing Persons, pursuant to Section 13.11 of the Partnership Agreement, have the full power and authority to amend the Partnership Agreement on behalf of all of the Partners of The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the "Partnership"), with respect to the matters herein provided. (Capitalized terms used herein that are not herein defined, shall have the meanings ascribed to them in the Partnership Agreement.)

     A. On September 3, 1999, TCO, TG, and Taub-Co entered into the Second Amendment to provide for the contribution of preferred capital to the Partnership in exchange for a preferred equity interest, and for certain other purposes.
     B. On September 3, 1999, TCO, TG, and Taub-Co also entered into the Annex to the Partnership Agreement entitled "Designation, Distribution, Redemption, Exchange, and Consent Provisions with Respect to the 9% Series C Cumulative Redeemable Preferred Equity."
     C. Pursuant to Section 4.1(c) of the Partnership Agreement and as authorized by Section 13.11 of the Partnership Agreement, the parties hereto wish to enter into this Annex II to provide for the designation, distribution, redemption, exchange, and consent provisions with respect to that certain series of Parity Preferred Equity herein designated as "9% Series D Cumulative Redeemable Preferred Equity."
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: (i) Designation: There is hereby established a series of Parity Preferred Equity designated "9% Series D Cumulative Redeemable Preferred Equity" (the "Series D Preferred Equity"). The Parity Preferred Rate with respect to the Series D Preferred Equity is hereby designated as nine percent (9%) per annum. The Parity Preferred Return in respect of the Series D Preferred Equity is hereinafter referred to as the "Series D Return." The holder of the Series D Preferred Equity is hereinafter referred to as the "Series D Preferred Partner." The Parity Preferred Equity Balance of the Series D Preferred Partner is hereinafter referred to as the "Series D Preferred Equity Balance." The Unpaid Parity Preferred Return of the Series D Preferred Partner is hereinafter referred to as the "Unpaid Series D Preferred Return."

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

(ii) Payment of Distributions/Allocations: The Series D Preferred Partner shall be entitled to receive cumulative cash distributions equal to the Series D Preferred Return. Such distributions shall accrue from the date of the contribution to the Partnership of the Series D Preferred Equity, and shall be payable when, as and if determined by the Managing General Partner, on or before the last Day of each March, June, September, and December of each Partnership Fiscal Year (a "Distribution Date") and on a priority basis as against all distributions other than those required to be made under the Partnership Agreement and other than distributions required by any series of Preferred Equity existing as of the date hereof or any other series of Parity Preferred Equity. The amount of the distribution payable for any period shall be computed on the basis of a 360-Day year of twelve 30-Day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable shall be computed on the basis of the actual number of days elapsed in such a 30-Day month. If any date on which distributions are to be made on the Series D Preferred Equity is not a Business Day, then payment of the distribution to be made on such date shall be made on the next succeeding Day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding Partnership Fiscal Year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Notwithstanding the foregoing, no distribution shall be made to the Series D Preferred Partner which would reduce its Adjusted Capital Account Balance below zero. Distributions on the Series D Preferred Equity shall be made to the Series D Preferred Partner of record on the fifteenth (15th) Day of the calendar month in which the applicable Distribution Date falls or such other date established by the Managing General Partner for

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

determining the holders of record of the Series D Preferred Equity for such distribution (the "Distribution Record Date"), which date shall not be more than thirty (30) Days nor less than ten (10) Days prior to such Distribution Date. In the event of the issuance of Series D Preferred Stock (as defined below), the Distribution Record Date for the Series D Preferred Equity shall be the Dividend Record Date (as defined in the Restated Articles of Incorporation of TCO, as amended) for the Series D Preferred Stock. Unpaid Series D Preferred Return will not compound. The Series D Preferred Equity Balance distributed to the Series D Preferred Partner pursuant to Section 11.1(a)(5) of the Partnership Agreement shall be computed after giving effect to a "book-up" of all Partnership assets to their respective fair market values and allocations under the Partnership Agreement of Profits and Losses resulting therefrom.
     In no event shall Profits for any Partnership Fiscal Year allocated to the Series D Preferred Partner exceed nineteen and 95/100ths percent (19.95%) of the Profits of the Partnership for such Partnership Fiscal Year (the "19.95% Profits Allocation Limit"), provided however, that the 19.95% Profits Allocation Limit will not apply to TCO. Further, in applying Section 704(c) of the Code with respect to the Series D Preferred Partner, the Partnership shall, consistent with the requirements of the applicable Regulations, utilize a reasonable method of allocation, provided that such method shall not have the effect of allocating to the Series D Preferred Partner a greater amount of taxable income for any Partnership Fiscal Year than the amount of Profits allocated to the Series D Preferred Partner for such Partnership Fiscal Year.
(iii) Optional Redemption:
     (A) Partnership's Redemption Right: The Series D Preferred Equity is not redeemable prior to November 24, 2004. On or after November 24, 2004, the Partnership, at its option, upon not less than thirty (30) nor more than sixty
(60) Days'

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

written notice, may redeem the Series D Preferred Equity, in whole or in part, at any time and from time to time, at a redemption price (the "Redemption Price"), payable in cash equal in amount to the amount of contributed capital plus Unpaid Series D Preferred Return, in each case, with respect to that portion of the Series D Preferred Equity Balance being redeemed. Immediately prior to such redemption, the Capital Accounts of the Partnership shall be adjusted to give effect to a "book-up" of all Partnership assets to their respective fair market values and allocations under the Partnership Agreement of Profits and Losses resulting therefrom. If less than all of the Series D Preferred Equity is redeemed, the Capital Account of the holder of the Series D Preferred Equity shall, as a result of the redemption, be reduced by only the portion of such Capital Account attributable to the interest redeemed.
     (B) Limitations on Redemption: Unless the accrued Series D Return has been distributed in full for all quarterly distribution periods terminating on or prior to the date of redemption, the Partnership may not redeem less than the entire outstanding amount of the Series D Preferred Equity. Further, the Redemption Price (other than the portion thereof consisting of Unpaid Series D Preferred Return) shall be payable solely out of the sale proceeds of other "partnership interests" of the Partnership, or "capital stock" of TCO. For purposes of the preceding sentence, the terms "partnership interests" and
"capital stock" mean any equity securities of the Partnership and/or TCO, respectively (including "Units of Partnership Interests," "preferred equity interests," "common stock" and "preferred stock"), shares, interest, participation, or other ownership interests (however designated), and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

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

     (C) Procedure for Redemption:  Notice of redemption  shall be (i) faxed and
(ii) mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) Days prior to the Redemption Date (as defined below), addressed to the Series D Preferred Partner at its address as it appears on the records of the Partnership. In addition to any information required by law, each such notice shall state: (a) the redemption date (the "Redemption Date"), (b) the Redemption Price, (c) the percentage of the Series D Preferred Equity to be redeemed, and (d) the place where a Certificate of Withdrawal in the form of Exhibit 1 hereto, is to be delivered in exchange for payment of the Redemption Price.
     If the Partnership gives a notice of redemption in respect of the Series D Preferred Equity or any portion thereof (which notice shall be irrevocable) then, by 12:00 noon, New York City time, on the Redemption Date, the Partnership shall deposit irrevocably in trust for the benefit of the Series D Preferred Partner funds sufficient to pay the Redemption Price and shall give irrevocable instructions and authority to pay such Redemption Price to the Series D Preferred Partner upon delivery of a Certificate of Withdrawal at the place designated in the notice of redemption. If any date fixed for redemption of the Series D Preferred Equity is not a Business Day, then payment of the Redemption Price shall be made on the next succeeding Business Day (without any interest or any payment in respect of any such delay) except that if such Business Day falls in the next calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the Redemption Date. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, the Series D Return on the portion of the Series D Preferred Equity to be redeemed shall continue to accrue from the Redemption Date to the date of payment, in which case the

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

actual payment date will be considered the date fixed for redemption in the redemption notice for purposes of calculating the applicable Redemption Price.
(iv) Exchange Rights:
     (A)  Right to Exchange:
          (1) The Series D Preferred Equity shall be exchangeable in whole but not in part unless expressly otherwise provided herein at any time on or after November 24, 2009 for Series D Preferred Stock of TCO (the "Series D Preferred Stock") at an exchange rate (the "Exchange Rate") of One Hundred Dollars ($100) of Series D Preferred Equity Balance (as computed after giving effect to a "book-up" of all Partnership assets to their respective fair market values and allocations under the Partnership Agreement of Profits and Losses resulting therefrom but in no event shall such Series D Preferred Equity Balance (as so computed) exceed an amount equal to the capital contribution plus any Unpaid Series D Preferred Return) for one (1) share of Series D Preferred Stock to be delivered by TCO, subject to adjustment as described below. In the event of an exchange, the Unallocated Series D Preferred Return shall be reduced to zero. At such time as TCO receives approval to amend its Restated Articles of Incorporation, as amended, to increase the number of authorized shares of Preferred Stock (as defined therein), and further amends such Restated Articles of Incorporation, as amended, by increasing the number of shares of Series D Preferred Stock, which amendments TCO has undertaken to use its commercially reasonable efforts to cause to be made, the Exchange Rate will be reduced proportionately. The terms of the Series D Preferred Stock shall be as set forth on Schedule A attached hereto. Notwithstanding the foregoing, the Series D Preferred Equity shall become exchangeable at any time, in whole but not in part unless expressly provided otherwise herein, for Series D Preferred Stock if (x) at any time the accrued Series D

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

Return shall not have been distributed in full to the Series D Preferred Partner with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, a distribution of the Series D Return shall be considered timely if made within two (2) Business Days after the Distribution Date for the Series D Return if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which the full amount of the accrued Series D Return was not timely made or (y) upon receipt by the Series D Preferred Partner of (a) notice from the Managing General Partner that the Partnership has taken the position that the Partnership is, or upon the consummation of an identified event in the immediate future will be taxable as a corporation and (b) an opinion rendered by independent counsel familiar with such matters addressed to the Series D Preferred Partner that the Partnership is or likely is, or upon the occurrence of an identified event in the immediate future will be or likely will be, taxable as a corporation. The Series D
Preferred Equity may be exchanged, in whole but not in part, for Series D Preferred Stock if the Series D Preferred Partner concludes at any time that there exists in the reasonable judgment of the Series D Preferred Partner (as confirmed by its independent accountants) an imminent and substantial risk that the Series D Preferred Partner's interest in the Partnership represents or will represent more than nineteen and 95/100ths percent (19.95%) of the capital or profits of the Partnership determined in accordance with Regulations Section 1.731-2(e)(4). In addition, if the Partnership sells in one (1) or more taxable transactions two (2) or more of (x) the properties on Schedule E to the Partnership Agreement or (y) the properties, if any, exchanged for any of the properties on Schedule E in a transaction pursuant to Section 1031 of the Code or pursuant to any other Code section providing for non-recognition treatment, and after giving effect to such sales (and related tax distributions by the Partnership) it is reasonably expected that the

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

net income of the Partnership as computed on the basis of tax depreciation and not book depreciation will be below Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) for the taxable year of the sale or the next succeeding taxable year, then the Series D Preferred Equity shall be exchangeable, in whole, but not in part, at the exchange rate set forth above. Further, the Series D Preferred Equity shall be exchangeable, in whole but not in part at the exchange rate set forth above, if the Series D Preferred Partner, in its reasonable judgment (as confirmed by its independent accountants), determines that less than ninety percent (90%) of the gross income of the Partnership for the taxable year of the exchange will or will likely constitute "qualifying income" within the meaning of Section 7704(d) of the Code.
          (2)  Notwithstanding  anything to the  contrary set forth in Paragraph
(iv)(A)(1) above, if an Exchange Notice (as defined below) has been delivered to TCO, then TCO may, at its option, within thirty (30) Business Days after receipt of the Exchange Notice, purchase directly or elect to cause the Partnership to redeem, all or a portion of the outstanding Series D Preferred Equity by redeeming or, as applicable, purchasing, the corresponding portion of the Series D Preferred Equity Balance (in each case, as computed after giving effect to a "book-up" of all Partnership assets to their respective fair market values and allocations under the Partnership Agreement of Profits and Losses resulting therefrom) for cash in an amount equal to the Series D Preferred Equity Balance or portion thereof being redeemed.
          (3) In the event an exchange of the Series D Preferred Equity would violate the provisions on ownership limitation of TCO as set forth in the Restated Articles of Incorporation of TCO, as amended, the Series D Preferred Partner shall be entitled to exchange, pursuant to the provisions of Paragraph
(iv)(A)(1) hereof, a percentage of the

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

Series D Preferred Equity Balance that would comply with the provisions on ownership limitation of TCO and any portion of the Series D Preferred Equity Balance not so exchanged (the "Excess Preferred Equity") shall be redeemed by the Partnership for cash in an amount equal to the Series D Preferred Equity Balance allocable to the Excess Preferred Equity, subject to any restriction thereon contained in any debt instrument or agreement of the Partnership and provided that such redemption would not adversely impact the rating of any outstanding debt of the Partnership.

     (B)  Procedure for Exchange and/or Redemption of Series D Preferred Equity:

          (1) Any exchange shall be exercised pursuant to a notice of exchange (the "Exchange Notice") delivered to TCO by the Series D Preferred Partner by
(a) fax and (b) by certified mail, postage prepaid. TCO may effect any exchange of the Series D Preferred Equity or exercise its option to cause the Partnership to redeem any portion of the Series D Preferred Equity for cash pursuant to Paragraph (iv)(A)(2) above or redeem Excess Preferred Equity pursuant to Paragraph (iv)(A)(3) above by delivering to the Preferred Equity Partner, within thirty (30) Business Days after receipt of the Exchange Notice, (a) if TCO elects to acquire any of the Series D Preferred Equity then outstanding, (1) a written notice stating (A) the date of the exchange, which may be the date of such written notice or any other date which is not later than sixty (60) Days after the receipt of the Exchange Notice, and (B) the place where the Certificate of Withdrawal is to be delivered and (2) certificates representing the Series D Preferred Stock being issued in exchange for the Series D Preferred Equity and corresponding Series D Preferred Equity Balance being exchanged, or
(b) if TCO elects to cause the Partnership to redeem all of the Series D Preferred Equity then outstanding in exchange for cash or elects to cause the Partnership to redeem any Excess Preferred Equity for cash, a written notice stating (1) the

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redemption  date, which may be the date of such written notice or any other date which is not later than sixty (60) Days after the receipt of the Exchange Notice, (2) the redemption price, and (3) the place where the Certificate of Withdrawal is to be delivered. The Series D Preferred Equity shall be deemed canceled simultaneously with the delivery of the Certificate of Withdrawal (with respect to the Series D Preferred Equity Balance exchanged) or simultaneously with the redemption date (with respect to Series D Preferred Equity Balance redeemed). Notwithstanding anything to the contrary contained herein, any and all Series D Preferred Equity to be exchanged for Series D Preferred Stock pursuant to this Paragraph (iv) shall be so exchanged in a single transaction at one (1) time. As a condition to exchange, TCO may require the Series D Preferred
Partner  to  make  such  representations  and  warranties   including,   without
limitation, warranties as to ownership and absence of restrictions, liens, and encumbrances and representations as may be reasonably necessary for TCO to establish that the issuance of Series D Preferred Stock pursuant to the exchange shall not be required to be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Any Series D Preferred Stock issued pursuant to this Paragraph (iv) shall be delivered as shares which are duly authorized, validly issued, fully paid, and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in the Restated Articles of Incorporation, as amended, the Restated By-Laws of TCO, the Securities Act, and relevant state securities or blue sky laws. The certificates representing the Series D Preferred Stock issued upon exchange of the Series D Preferred Equity shall contain the following legend:
     THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS THE SAME MAY BE AMENDED (THE "ARTICLES"), IMPOSE CERTAIN RESTRICTIONS ON THE

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TRANSFER AND OWNERSHIP OF THE SHARES  REPRESENTED BY THIS CERTIFICATE BASED UPON
THE PERCENTAGE OF THE OUTSTANDING SHARES OWNED BY THE SHAREHOLDER. AT NO CHARGE, ANY SHAREHOLDER MAY RECEIVE A WRITTEN STATEMENT OF THE RESTRICTIONS ON TRANSFER AND OWNERSHIP THAT ARE IMPOSED BY THE ARTICLES.
     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT), OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF
SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER.
          (2) In the event of an exchange of the Series D Preferred Equity for Series D Preferred Stock, fractional Series D Preferred Stock of TCO is not to be issued upon the exchange but, in lieu thereof, TCO shall pay a cash adjustment based on the fair market value of the Series D Preferred Stock on the Day prior to the exchange date as determined in good faith by the Board of Directors of TCO.
          (3)  Adjustment  of Exchange  Price.  In the event that TCO shall be a
party  to  any   transaction   (including,   without   limitation,   a   merger,
consolidation, statutory share exchange, tender offer for all or substantially all of TCO's capital stock, or sale of all or substantially all of TCO's assets), in each case as a result of which the Series D Preferred Stock will be converted into the right to receive shares of capital stock, other securities or

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

other property (including cash or any combination thereof), the Series D Preferred Equity Balance will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Series D Preferred Stock of TCO or fraction thereof into which the Series D Preferred Equity Balance was exchangeable immediately prior to such transaction. TCO may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.
(v) No Other Conversion Rights. Subject to TCO's right to convert the Series D Preferred Equity Balance to an Additional Interest pursuant to Section 8.1(c) of the Partnership Agreement, the Series D Preferred Partner shall not have any right to convert the Series D Preferred Equity Balance or any portion thereof into any other securities of, or interest in, the Partnership.
(vi) No Sinking Fund: No sinking fund shall be required for the retirement or redemption of the Series D Preferred Equity Balance.
(vii) Certain Voting Rights: The Series D Preferred Partner shall not have any voting rights or rights to consent to any Partnership matter requiring the consent or approval of Partners, except as set forth below.
     So long as any Series D Preferred Equity Balance remains outstanding, the Partnership shall not, without the affirmative vote of Series D Preferred Partners holding at least two-thirds (2/3rds) of the Series D Preferred Equity Balance at the time, (x) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking senior to the Series D Preferred Equity with respect to payment of distributions or rights upon liquidation, dissolution, or winding up (including, without limitation, any future issuances of Preferred Equity), or reclassify any Partnership Interests

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of the Partnership into any such Partnership Interest,  or create,  authorize or issue any  obligations  or  security  convertible  into or  exchangeable  for or
evidencing  the  right  to  purchase  any  such   Partnership   Interests,   (y)
consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity, or amend or alter Sections 1.2, 1.3, 1.4, 5.1, 5.2(a)(i), 5.5, 5.7(a), 6.10, 8.1(a), 8.1(c),
or 11.1(a)(5) of the Partnership Agreement or any other sections of the Partnership Agreement which would affect such sections, or the rights or obligations of the Series D Preferred Partner under the Partnership Agreement, or this Annex, whether by merger, consolidation, amendment or otherwise, in each such case in a manner that would materially and adversely affect the rights of the Series D Preferred Equity or the Series D Preferred Partner; provided, however, that with respect to the occurrence of any event set forth in clause
(y) above, so long as (1) the Partnership is the surviving entity and the Series D Preferred Equity remains outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company, or other pass-through entity organized under the laws of any state and substitutes for the Series D Preferred Equity other interests in such entity having substantially the same terms and rights as the Series D Preferred Equity, including with respect to distributions, redemptions, transfers, voting rights, and rights upon liquidation, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights of the Series D Preferred Partner; and provided further, that any increase or issuance in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking (a) junior to the Series D Preferred Equity with respect to payment of distributions or the distribution of assets upon liquidation, or (b) on a parity to the Series D

Preferred Equity with respect to payment of distributions or the distribution of assets upon liquidation shall not be deemed to materially and adversely affect such rights.
     Notwithstanding anything to the contrary contained herein or in the Partnership Agreement, in determining what is a class or series ranking senior, or on parity to the Series D Preferred Equity, the 19.95% Profits Allocation Limit shall be disregarded.
     IN WITNESS WHEREOF, the undersigned  Appointing Persons, in accordance with
Section 13.11 of the Partnership Agreement, on behalf of all of the Partners have entered into this Annex as of the date first above written.

                                  TAUBMAN CENTERS, INC., a Michigan
                                  corporation

                                  By:      /s/ Robert S. Taubman
                                           ---------------------
                                           Robert S. Taubman
                                  Its:     President and Chief Executive Officer
                                           -------------------------------------
                                  TG PARTNERS LIMITED PARTNERSHIP, a
                                  Delaware limited partnership

                                  By:      TG Michigan, Inc., a Michigan
                                           Corporation, Managing General
                                           Partner

                                           By:      /s/ Robert S. Taubman
                                                    ---------------------
                                                    Robert S. Taubman
                                           Its:     President and
                                                    -------------
                                                    Chief Executive Officer
                                                    -----------------------
                                  TAUB-CO MANAGEMENT, INC.,
                                  a Michigan corporation

                                  By:      /s/ Robert S. Taubman
                                           ---------------------
                                           Robert S. Taubman
                                  Its:     President and Chief Executive Officer
                                           -------------------------------------


                                       15
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                                   SCHEDULE A

                Attachment to the Certificate of Amendment to the
               Articles of Incorporation of Taubman Centers, Inc.

                                    EXHIBIT 1

                            Certificate of Withdrawal

     The undersigned hereby confirms that effective on the date hereof, the undersigned has withdrawn from The Taubman Realty Group Limited Partnership (the "Partnership"), a Delaware limited partnership, and effective as of the date hereof the undersigned is no longer a partner in the Partnership and has no right or interest in or to the Partnership, its property, and business and has no authority to represent or bind the Partnership.

                                         ---------------------------------------

                                         By:    ________________________________

Dated:  _________________, _________     Its:   ________________________________



                                       17
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